Exhibit 99.1

QlikTech Announces Third Quarter 2012 Financial Results

RADNOR, Pennsylvania – October 25, 2012 — Qlik Technologies Inc. (“QlikTech”) (Nasdaq: QLIK), a leader in Business Discovery — user-driven Business Intelligence (BI), today announced financial results for the third quarter ended September 30, 2012.

Lars Björk, Chief Executive Officer of QlikTech, stated, “During the third quarter, sales to our small and mid-sized customers were strong, however, the challenging business environment and its effects on enterprises led to some sales cycles lengthening more than we had anticipated, impacting our results. Despite this, we were able to grow total revenue 20% year-over-year on a constant currency basis.”

Björk continued, “I am confident in the steps we are taking to make QlikTech more enterprise ready from a sales, product and services perspective including delivering against the opportunity of Big Data — making data accessible and actionable for the business user. With our key differentiators such as our associative search technology, our recently announced QlikView Direct Discovery, and our expanded partnership strategy including companies such as Teradata, we are strengthening our ability to execute, and improving our position within the enterprise market.”

Financial Highlights for the Third Quarter Ended September 30, 2012

Total revenue for the third quarter of 2012 was $86.1 million, an increase of 14% year-over-year and 20% year-over-year on a constant currency basis. License revenue for the period was $48.8 million, an increase of 7% year-over-year and 13% year-over-year on a constant currency basis. Maintenance revenue for the period was $30.6 million, an increase of 33% year-over-year and 41% year-over-year on a constant currency basis. Professional services revenue for the period was $6.7 million, a decrease of 4% year-over-year and an increase of 1% year-over-year on a constant currency basis.

GAAP operating loss for the third quarter of 2012 was ($1.8) million, compared to GAAP operating income of $2.1 million for the third quarter of 2011. GAAP net income for the third quarter of 2012 was $0.2 million, or $0.00 per basic and diluted common share, compared to a GAAP net income of $1.2 million or $0.01 per basic and diluted common share, in the third quarter of 2011.

Non-GAAP income from operations, which excludes stock-based compensation, employer payroll taxes on stock transactions, and amortization of intangible assets, was $4.3 million for the third quarter of 2012, compared to non-GAAP income from operations of $5.2 million for the third quarter of 2011. Non-GAAP net income, which also assumes a 32% estimated long-term effective tax rate, was $1.8 million for the third quarter of 2012, compared to non-GAAP net income of $4.1 million for the third quarter of 2011. Non-GAAP net income per diluted common share for the third quarter of 2012 was $0.02, compared to non-GAAP net income per diluted common share of $0.05 for the third quarter of 2011.

GAAP and non-GAAP net income for the third quarter of 2012 include a $1.7 million foreign exchange loss, compared to a foreign exchange gain of $0.8 million in the prior year period.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP income (loss) from operations and net income (loss) for the three and nine months ended September 30, 2012 and 2011. An explanation of these and other measures, including constant currency comparisons, is also included below under the heading "Non-GAAP Financial Measures.”

Cash and cash equivalents were $193.1 million on September 30, 2012, compared to $177.4 million on December 31, 2011. For the nine months ended September 30, 2012, net cash provided by operating activities was $25.4 million, compared to $11.0 million for the nine months ended September 30, 2011.

Other Third Quarter and Recent Business Highlights:

•

Revenue in the Americas was $30.5 million, up 14% over the prior year period and representing 35% of total revenue for the quarter. European countries generated $46.1 million in revenue, up 10% over the prior year period and representing 54% of total revenue for the quarter. Rest of World revenue was $9.5 million, up 43% over the prior year period and representing 11% of total revenue for the quarter.

•

On a constant currency basis, revenue in the Americas increased 16% over the prior year period, European revenue increased 19% over the prior year period, and revenue from Rest of World increased 48% over the prior year period.

•	Ended the third quarter of 2012 with an active customer count of over 26,000.

•	Added new customers during the third quarter of 2012 including Colgate Palmolive Russia, Japan Steel Works, National Institutes of Health, Textron Systems Corporation, and Toshiba America.

•

Expanded numerous customer engagements globally through our land and expand strategy including Danone South-West Europe, Honda Europe NV, Monsanto Company, National Australian Bank, Oxford Brookes University, Pernod Ricard Belgium, RWE IT GmbH, Travelers Insurance, Turk Ekonomi Bankasi (TEB), and T-Mobile Netherlands BV.

•

Announced the launch planned for later this year of QlikView Direct Discovery for direct access to big data sources within QlikView apps. Direct Discovery can link data loaded in memory with big data sources for rapid visual analysis. With this hybrid model, there is no need to choose between direct access to big data or pre-loading data in-memory — you can have both.

•	Announced a partnership with Teradata to provide a seamless user experience to joint customers, regardless of where the data resides, whether in-memory or in the enterprise data warehouse.

•

Announced the availability of the QlikView Governance Dashboard, a free product available on QlikMarket that provides customers with visibility into their QlikView deployments, enabling them to maximize data governance practices and optimize their QlikView investment.

•

Results of comprehensive survey of companies using business intelligence products conducted by BARC showed that QLIK is considered a leading Visual Analysis and Data Discovery vendor and a leading BI giant. QlikView ranked first among the BI Giants peer group in visual analysis, innovation, agility and shortest project length. In the Visual Analysis and Data Discovery peer group, QlikView ranked first in lowest cost per seat, lowest numbers of administrators per seat, lowest cost, and mobile BI.

Business Outlook

Based on information available as of October 25, 2012, QlikTech is issuing guidance for the fourth quarter and full year 2012 as follows:

Fourth Quarter 2012: QlikTech expects total revenue for the fourth quarter to be in the range of $125.0 million to $130.0 million, non-GAAP income from operations to be in the range of $28.0 million to $31.0 million and non-GAAP net income per diluted common share to be in the range of $0.22 to $0.24. QlikTech’s expectations of non-GAAP income from operations and non-GAAP net income per diluted common share for the fourth quarter exclude stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets and assume an estimated long-term effective tax rate of 32% and weighted average shares outstanding of approximately 88 million.

Full Year 2012: QlikTech expects 2012 total revenue to be in the range of $376.0 million to $381.0 million, non-GAAP income from operations to be in the range of $32.0 million to $35.0 million and non-GAAP net income per diluted common share to be in the range of $0.23 to $0.25. QlikTech’s expectations of non-GAAP income from operations and non-GAAP net income per diluted common share for the full year exclude stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets and assume an estimated long-term effective tax rate of 32% and weighted average shares outstanding of approximately 88 million.

QlikTech’s expectations of total revenue, non-GAAP income from operations and non-GAAP income per diluted common share for the fourth quarter and full year 2012 assume that foreign currency exchange rates for the fourth quarter will approximate current exchange rates.

Conference Call and Webcast Information

QlikTech will host a conference call on October 25, 2012, at 5:00 p.m. Eastern Time (ET) to discuss the company’s third quarter 2012 financial results and its business outlook. To access this call, dial (877) 312-5507 (domestic) or (253) 237-1134 (international). A replay of this conference call will be available until November 1, 2012 at (855) 859-2056 (domestic) or (404) 537-3406 (international). The replay pass code is 38704815. A live web cast of this conference call will also be available under the “Events & Presentations” section on the company’s investor relations website at http://investor.qlikview.com, and a replay will be archived on the website as well.

Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, QlikTech uses measures of non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per basic and diluted common share and constant currency. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the headings “Reconciliation of Non-GAAP Measures to GAAP” and “Reconciliation of Non-GAAP Revenue to GAAP Revenue.” QlikTech believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing QlikTech’s on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing QlikTech’s financial results with other companies in QlikTech’s industry, many of which present similar non-GAAP financial measures to investors. In addition, QlikTech believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its internal budgeting and operational decision making.

For the three and nine months ended September 30, 2012 and 2011, non-GAAP income from operations is determined by taking income (loss) from operations and adding back stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets and lease termination costs. Non-GAAP net income is determined by taking income (loss) before benefit (provision) for income taxes and adding back stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets and lease termination costs and the result is tax affected at an estimated long-term effective tax rate of 32%.

QlikTech believes these adjustments provide useful information to both management and investors due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of QlikTech’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond QlikTech’s control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of QlikTech’s core business and to facilitate comparison of its results to those of peer companies.

•

Employer payroll taxes on stock transactions. The amount of employer payroll taxes on stock transactions is dependent on QlikTech’s stock price and other factors that are beyond QlikTech’s control and that management believes does not correlate to the operation of its business.

•

Amortization of intangible assets. A portion of the purchase price of QlikTech’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, QlikTech does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, management believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•

Lease termination costs. Lease termination costs include termination costs to settle lease obligations related to facilities which are no longer occupied as well as the write-off of leasehold improvements related to those facilities that are no longer in use. Management believes that these costs are generally non-recurring and do not correlate to the ongoing operation of its business.

To determine the revenue growth rates on a constant currency basis for the three and nine months ended September 30, 2012, revenue from entities reporting in foreign currencies was translated into U.S. dollars using the comparable prior year period’s foreign currency exchange rates.

This press release includes forward-looking non-GAAP financial measures under the heading “Business Outlook”. These non-GAAP financial measures were determined by excluding stock-based compensation expense, employer payroll taxes on stock transactions, and amortization of intangible assets and assuming an estimated long-term tax rate of 32%. We are unable to reconcile this non-GAAP guidance to GAAP because it is difficult to predict the future impact of these adjustments. In addition, these forward-looking non-GAAP financial measures assume that foreign currency exchange rates for the fourth quarter and full year 2012 will approximate current foreign currency exchange rates.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in QlikTech’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of QlikTech presents its non-GAAP financial measures in connection with its GAAP results. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measure. As previously mentioned, a reconciliation of our historic non-GAAP financial measures to their most directly comparable GAAP measures has been provided below.

About QlikTech

QlikTech (NASDAQ: QLIK) is a leader in Business Discovery — user-driven Business Intelligence (BI). QlikTech’s powerful, accessible Business Discovery solution bridges the gap between traditional business intelligence solutions and standalone office productivity applications. Its QlikView Business Discovery platform enables intuitive user-driven analysis that can be implemented in days or weeks rather than months, years, or not at all. The in-memory associative search technology it pioneered allows users to explore information freely rather than being confined to a predefined path of questions. QlikView Business Discovery works with existing BI applications and adds new capabilities: insight for everyone, zero-wait analysis, mobility, an app—like model, remixability and reassembly, and a social and collaborative experience. Headquartered in Radnor, Pennsylvania, QlikTech has offices around the world serving over 26,000 customers in over 100 countries.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the value and effectiveness of QlikTech’s products, the introduction of product enhancements or additional products and QlikTech’s growth, expansion and market leadership, that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause QlikTech’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plan,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “could,” “seek,” and similar words. QlikTech intends all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: risks and uncertainties inherent in our business; our ability to attract new customers and retain existing customers; our ability to effectively sell, service and support our products; our ability to manage our international operations; our ability to compete effectively; our ability to develop and introduce new products and add-ons or enhancements to existing products; our ability to continue to promote and maintain our brand in a cost-effective manner; our ability to manage growth; our ability to attract and retain key personnel; currency fluctuations that affect our revenues and costs; the scope and validity of intellectual property rights applicable to our products; adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which we operate; and other risks more fully described in QlikTech’s publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent QlikTech’s views as of the date of this press release. QlikTech anticipates that subsequent events and developments will cause its views to change. QlikTech undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing QlikTech’s views as of any date subsequent to the date of this press release.

QlikTech and QlikView are trademarks or registered trademarks of QlikTech or its subsidiaries in the U.S. and other countries. Other company names, product names and company logos mentioned herein are the trademarks, or registered trademarks of their respective owners.

Investor Contact:

Staci Mortenson

ICR

IR@qliktech.com

+1 (484) 685-0578

Media Contact:

Maria Scurry

Qlik Technologies

Maria.Scurry@qliktech.com

+1 (508) 409-7939

Qlik Technologies Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
License revenue	$48,805	$45,537	$145,172	$128,751
Maintenance revenue	30,587	22,991	85,589	64,148
Professional services revenue	6,704	6,976	20,291	19,666

Total revenue	86,096	75,504	251,052	212,565

Cost of revenue[1] :
License revenue	1,193	918	2,547	2,610
Maintenance revenue	1,969	1,678	6,049	5,114
Professional services revenue	6,963	5,863	20,437	17,559

Total cost of revenue	10,125	8,459	29,033	25,283

Gross profit	75,971	67,045	222,019	187,282

Operating expenses[1] :
Sales and marketing	47,712	42,503	147,982	129,057
Research and development	9,776	6,427	25,421	18,763
General and administrative	20,253	16,058	60,518	46,015

Total operating expenses	77,741	64,988	233,921	193,835

Income (loss) from operations	(1,770)	2,057	(11,902)	(6,553)

Other income (expense):
Interest income (expense), net	25	86	124	146
Foreign exchange gain (loss) and other income (expense), net	(1,701)	761	(3,079)	(352)

Total other income (expense), net	(1,676)	847	(2,955)	(206)

Income (loss) before benefit (provision) for income taxes	(3,446)	2,904	(14,857)	(6,759)

Benefit (provision) for income taxes	3,597	(1,697)	5,431	181

Net income (loss)	$151	$1,207	$(9,426)	$(6,578)

Net income (loss) per common share
Basic	$0.00	$0.01	$(0.11)	$(0.08)
Diluted	$0.00	$0.01	$(0.11)	$(0.08)

Weighted average number of common shares outstanding
Basic	85,655,059	83,171,163	85,236,449	81,391,156
Diluted	88,132,646	87,634,196	85,236,449	81,391,156

[1]	Certain prior period amounts have been reclassified in the unaudited Consolidated Statements of Operations in order to conform to the current period presentation.

Stock-based compensation expense for the three and nine months ended September 30, 2012 and 2011 is included in the unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Cost of revenue	$397	$198	$1,065	$450
Sales and marketing	2,874	1,459	7,713	3,387
Research and development	560	281	1,425	414
General and administrative	1,684	921	3,760	2,108

	$5,515	$2,859	$13,963	$6,359

Qlik Technologies Inc.

Reconciliation of non-GAAP Measures to GAAP

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Reconciliation of non-GAAP income from operations:

GAAP income (loss) from operations	$(1,770)	$2,057	$(11,902)	$(6,553)
Stock-based compensation expense	5,515	2,859	13,963	6,359
Employer payroll taxes on stock transactions	119	314	1,849	2,114
Amortization of intangible assets	401	—	401	—
Lease termination costs	—	—	—	2,236

Non-GAAP income from operations	$4,265	$5,230	$4,311	$4,156

Non-GAAP income from operations as a percentage of total revenue	5.0%	6.9%	1.7%	2.0%
GAAP income (loss) from operations as a percentage of total revenue	-2.1%	2.7%	-4.7%	-3.1%

Reconciliation of non-GAAP net income:

GAAP net income (loss)	$151	$1,207	$(9,426)	$(6,578)
Stock-based compensation expense	5,515	2,859	13,963	6,359
Employer payroll taxes on stock transactions	119	314	1,849	2,114
Amortization of intangible assets	401	—	401	—
Lease termination costs	—	—	—	2,236
Income tax adjustment*	(4,426)	(248)	(5,865)	(1,445)

Non-GAAP net income	$1,760	$4,132	$922	$2,686

Non-GAAP net income per common share — basic	$0.02	$0.05	$0.01	$0.03

Non-GAAP net income per common share — diluted	$0.02	$0.05	$0.01	$0.03

GAAP net income (loss) per common share — basic	$0.00	$0.01	$(0.11)	$(0.08)

GAAP net income (loss) per common share — diluted	$0.00	$0.01	$(0.11)	$(0.08)

Non-GAAP weighted average number of common shares outstanding — basic	85,655,059	83,171,163	85,236,449	81,391,156

Non-GAAP weighted average number of common shares outstanding — diluted	88,132,646	87,634,196	87,718,320	85,826,880

GAAP weighted average number of common shares outstanding — basic	85,655,059	83,171,163	85,236,449	81,391,156

GAAP weighted average number of common shares outstanding — diluted	88,132,646	87,634,196	85,236,449	81,391,156

*	Income tax adjustment is used to adjust the GAAP benefit or provision for income taxes to a non-GAAP benefit or provision for income taxes utilizing an estimated long-term effective tax rate of 32%.

Qlik Technologies Inc.

Reconciliation of non-GAAP Revenue to GAAP Revenue

(in thousands)

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Total revenue, as reported	$86,096	$75,504	14%	$251,052	$212,565	18%
Estimated impact of foreign currency fluctuations			6%			6%

Total revenue constant currency growth rate			20%			24%

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
License revenue, as reported	$48,805	$45,537	7%	$145,172	$128,751	13%
Estimated impact of foreign currency fluctuations			6%			5%

License revenue constant currency growth rate			13%			18%

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Maintenance revenue, as reported	$30,587	$22,991	33%	$85,589	$64,148	33%
Estimated impact of foreign currency fluctuations			8%			8%

Maintenance revenue constant currency growth rate			41%			41%

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Professional Services revenue, as reported	$6,704	$6,976	-4%	$20,291	$19,666	3%
Estimated impact of foreign currency fluctuations			5%			5%

Professional services revenue constant currency growth rate			1%			8%

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Americas revenue, as reported	$30,503	$26,861	14%	$85,397	$70,233	22%
Estimated impact of foreign currency fluctuations			2%			2%

Americas revenue constant currency growth rate			16%			24%

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Europe revenue, as reported	$46,072	$41,974	10%	$140,726	$123,979	14%
Estimated impact of foreign currency fluctuations			9%			8%

Europe revenue constant currency growth rate			19%			22%

	Three months ended September 30,			Nine Months ended September 30,
	2012	2011	% change	2012	2011	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Rest of World revenue, as reported	$9,521	$6,669	43%	$24,929	$18,353	36%
Estimated impact of foreign currency fluctuations			5%			4%

Rest of World revenue constant currency growth rate			48%			40%

Qlik Technologies Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$193,111	$177,413
Accounts receivable, net	75,002	111,710
Prepaid expenses and other current assets	11,851	10,194
Income tax receivable	13,831	—
Deferred income taxes	747	753

Total current assets	294,542	300,070

Property and equipment, net	15,351	10,766
Intangible assets, net	5,995	198
Goodwill	7,483	2,800
Deferred income taxes	1,458	2,303
Deposits and other noncurrent assets	2,376	1,571

Total assets	$327,205	$317,708

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$45	$326
Accounts payable	5,967	4,847
Deferred revenue	64,838	63,914
Accrued payroll and other related costs	26,800	30,572
Accrued expenses	18,075	18,391

Total current liabilities	115,725	118,050

Long-term liabilities:
Deferred revenue	1,677	3,202
Other long-term liabilities	5,453	6,921

Total liabilities	122,855	128,173

Commitments and contingencies

Stockholders’ equity:
Common stock	9	8
Additional paid-in-capital	201,982	180,058
Retained earnings (Accumulated deficit)	(249)	9,177
Accumulated other comprehensive income	2,608	292

Total stockholders’ equity	204,350	189,535

Total liabilities and stockholders’ equity	$327,205	$317,708

Qlik Technologies Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net loss	$(9,426)	$(6,578)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,156	2,017
Stock-based compensation expense	13,963	6,359
Excess tax benefit from stock-based compensation	(3,280)	—
Other non cash items	3,130	1,613
Changes in assets and liabilities:
Accounts receivable	36,326	13,873
Prepaid expenses and other assets	(1,735)	1,286
Income taxes	(15,469)	(14,133)
Deferred revenues	(1,390)	2,060
Accounts payable and other liabilities	(843)	4,497

Net cash provided by operating activities	25,432	10,994

Cash flows from investing activities
Acquisitions, net of cash acquired	(10,792)	—
Capital expenditures	(7,649)	(6,473)

Net cash used in investing activities	(18,441)	(6,473)

Cash flows from financing activities
Proceeds from exercise of common stock options	4,682	7,228
Excess tax benefit from stock-based compensation	3,280	—
Payments on contingent consideration	(202)	(179)
Borrowings (payments) on line of credit	(312)	195

Net cash provided by financing activities	7,448	7,244
Effect of exchange rate on cash	1,259	(360)

Net increase in cash and cash equivalents	15,698	11,405
Cash and cash equivalents, beginning of period	177,413	158,712

Cash and cash equivalents, end of period	$193,111	$170,117

Supplemental cash flow information:
Cash paid during the period for income taxes	$6,334	$12,952

Non-cash investing activities:
Tenant improvement allowance received under operating lease	$—	$1,764